JAGUAR MINING INC.

Stock Option Plan

This Stock Option Plan, dated April 22, 2014 (the “Plan”), governs options (the “Options”) to purchase common shares (the “Shares”) of Jaguar Mining Inc. (the “Company”) granted on or after the date hereof by the Company to Eligible Persons (as such term is defined below). The Plan is intended to encourage share ownership by Eligible Persons, to attract and retain qualified individuals and to provide additional incentives to promote the success of the Company and the subsidiary corporations of the Company.

1	Definitions. For purposes of this Plan:

“affiliate” means any corporation that is an affiliate of the Company as defined in the Securities Act (Ontario);

“Blackout Period” means a period when an Optionee is prohibited from trading in the Company’s securities pursuant to the Company’s written policies then applicable or a notice in writing to an Optionee by a senior officer or director of the Company.

“Board” means the board of directors of the Company.

“Cashless Exercise” has the meaning ascribed thereto Section 12.

“Change of Control” means the purchase or acquisition of Shares and/or securities convertible into or exchangeable or exercisable for Shares as a result of which a person, group of persons or persons acting jointly or in concert, or persons who are associates of or affiliated with any such person, group or persons or any of such persons acting jointly or in concert, beneficially owns or exercises control or direction over Shares that would entitle such person, group of persons or person acting jointly or in concert to cast 50% plus one of the votes attaching to all Shares of the Company.

“Company” means Jaguar Mining Inc., and includes any successor corporation thereto.

“Consultant” means, in relation to the Company, an individual or Consultant Company, other than an Employee or a Director of the Company, that:

(a)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to an affiliate of the Company, other than services provided in relation to a distribution;

(b)	provides the services under a written contract between the Company or an affiliate and the individual or the Consultant Company;

(c)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an affiliate of the Company; and

(d)	has a relationship with the Company or an affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.

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“Directors” means directors, senior officers and Management Company Employees of the Company, or directors, senior officers and Management Company Employees of the Company’s subsidiaries.

“Discounted Market Price” means the Market Price less the following maximum discounts based on the closing market price of the Shares (and subject, notwithstanding the application of any such maximum discount, to a minimum price of $0.05):

Closing Price	Discount
up to $0.50	25%
$0.51 to $2.00	20%
Above $2.00	15%

“Effective Date” for an Option means the date on which such Option is granted by the Board, or such later date as the Board may specify.

“Eligible Person” means a Director, Employee or Consultant.

“Employee” means:

(a)	an individual who is considered an employee of the Company or its subsidiaries under the Income Tax Act (Canada);

(b)	an individual who works full-time for the Company or its subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(c)	an individual who works for the Company or its subsidiaries on a continuing regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made.

“Exchange” means the TSX, TSX-V or any other stock exchange on which the Shares are then listed for trading, as applicable.

“Exercise Period” means the period of time during which an Option or portion of an Option which is granted hereunder may be exercised (subject to the limitations of Section 9 hereof).

“Exercise Price” has the meaning given to it in Section 7.

“Insider” means:

(a)	a director or senior officer of the Company;

(b)	a director or senior officer of a company that is an Insider or subsidiary of the Company;

(c)	a Person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company; and

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(d)	the Company itself if it holds any of its own securities.

“Investor Relations Activities” means any activities, by or on behalf of the Company or a shareholder of the Company, that promotes or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(a)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Company

(i)	to promote the sale of products or services of the Company, or

(ii)	to raise public awareness of the Company,

that cannot reasonably be considered to promote the purchase or sale of securities of the Company;

(b)	activities or communications necessary to comply with the requirements of

(i)	applicable securities laws,

(ii)	Exchange requirements or the bylaws, rules or other regulatory instruments of any other self-regulatory body or exchange having jurisdiction over the Company;

(c)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

(i)	the communication is only through the newspaper, magazine or publication, and

(ii)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer.

“Management Company Employee” means an individual employed by a Person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person engaged in Investor Relations Activities.

“Market Price” means the price per Share computed on the basis of the closing market price of the Shares on the Exchange on which the securities of the Company are listed for the most recent trading day preceding the date on which an Option is granted; provided that, if no Shares traded in the five trading days prior to such day, the Market Price shall be the average of the closing bid and ask prices over the last five trading days prior to such day, or if there have not been any bid and ask prices reported, the Market price shall be the fair market value of a Share as determined by the Board.

“Offer” means an offer made generally to the holders of the Shares in one or more jurisdictions to acquire, directly or indirectly, Shares and which is in the nature of a “takeover bid” as defined in the Securities Act (Ontario) and where the Shares are listed and posted for trading on an Exchange, not exempt from the formal bid requirements of the Securities Act (Ontario).

“Option” means the right to purchase Shares granted to Eligible Persons in accordance with the terms of this Plan.

“Optionee” means an Eligible Person who is the recipient of an Option hereunder.

“Person” means a company or an individual.

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“Shareholder Approval” means approval by the Company shareholders in accordance with the rules of the Exchange on which the Shares are then listed.

“TSX” means the Toronto Stock Exchange.

“TSX-V” means the TSX Venture Exchange.

2	Interpretation. A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time and any statute or regulation that supplements or supersedes such statute or regulations. Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.

3	Administration of the Plan. This Plan shall be administered by the Board. Within the limits of this Plan, the Board shall determine the individuals to whom, and the times at which, Options shall be granted, the number of Shares covered by each Option, the duration of each Option, the Exercise Price and method of payment for each Option, and the time or times within which (during its term) all or portions of each Option may be exercised. The Board may establish such rules as it deems necessary for the proper administration of this Plan, make such determinations and interpretations with respect to the Plan and Options granted under it as may be necessary or desirable and include such further provisions or conditions in Options granted under this Plan as it deems advisable. To the extent permitted by law, the Board may delegate its authority under this Plan to a committee of the Board. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Board arising out of or in connection with the Plan shall be within the absolute discretion of both and each of them, as the case may be, and shall be final, binding and conclusive on the Company and Optionees and their respective heirs, executors, administrators, successors and assigns and all other Persons.

4	Shares and Options Subject to the Plan.

(a)	The maximum number of Shares which may be reserved for issuance under this Plan shall be no greater than ten (10%) of the total issued and outstanding Shares from time to time (calculated on a non-diluted basis). The Company shall at all times while this Plan is in force reserve such number of Shares as will be sufficient to satisfy the requirements of this Plan.

(b)	This Plan is considered an “evergreen plan” since the Shares covered by Options which have been exercised shall be available for subsequent grants under the Plan and all other security based compensation arrangements of the Company. If an Option expires, is forfeited, or is cancelled for any reason, the Shares subject to those Options shall again be available for grants under the Plan and under all other security based compensation arrangements of the Company, subject to any required prior approval by the Exchange.

(c)	Unless disinterested Shareholder Approval within the meaning of the rules of the Exchange on which the Shares are then listed is obtained (or unless permitted otherwise by the rules of the Exchange on which the Shares are then listed): (i) the maximum number of Shares issuable to Insiders under the Plan and other security based compensation arrangements of the Company, at any time, shall not exceed 10% of the issued Shares; (ii) the maximum number of Options that may be granted to Insiders under the Plan and other security based compensation arrangements of the Company, within a 12-month period, shall not exceed 10% of the issued Shares calculated on the Effective Date of an Option granted to any Insider; and (iii) the maximum number of Options which may be granted to any one Person under the Plan and other security based compensation arrangements of the Company, in any 12 month period, shall not exceed 5% of the issued Shares calculated on the Effective Date of such Option.

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(d)	If the Company is subject to the requirements of the TSX-V and such Exchange so requires, the maximum number of Shares which may be granted to any one Consultant under the Plan in any 12 month period shall not exceed 2% of the issued Shares calculated on the Effective Date of such Option.

(e)	If the Company is subject to the requirements of the TSX-V and such Exchange so requires, the maximum number of Shares which may be granted to all Persons retained to provide Investor Relations Activities under the Plan in any 12 month period shall not exceed 2% of the issued Shares calculated on the Effective Date of such Option.

5	Grant of Options; Eligible Persons. Options may be granted from time to time by the Board, within the limits set forth in this Plan, to any Eligible Persons. All grants to Eligible Persons shall be made to individuals that are bona fide Directors, Employees, Consultants and Management Company Employees.

6	Terms of Options. All terms of all Options granted under this Plan shall be evidenced by a certificate between the Company and the Optionee substantially in the form of Exhibit A, or in such form as the Board may from time to time determine. The form of certificate may vary among Optionees.

7	Exercise Price. The exercise price for any Option (the “Exercise Price”) shall be determined from time to time by the Board, in compliance with all the rules and requirements respecting the pricing of Options imposed by the Exchange on which the Shares of the Company are then listed and provided that the Exercise Price for any Option:

(a)	if the Company is subject to the requirements of the TSX-V and such Exchange so permits, shall not be less than the Discounted Market Price calculated on the date Effective Date; or

(b)	if the Company is not subject to the requirements of the TSX-V, shall not be less than the Market Price calculated on the Effective Date.

8	Hold Period. In addition to any resale restrictions imposed by applicable securities laws, all Options granted under this Plan at a Discounted Market Price, may not be resold or otherwise transferred for a period of four (4) months from the date the Options were granted. If applicable, any instrument or certificate representing the Options granted hereunder shall contain a legend to this effect.

9	Terms and Dates of Exercise.

(a)	Subject to the requirements set forth herein and any accelerated termination as provided for in the Plan, the Board shall determine the Exercise Period of all Options and the time or times that an Option or portion of an Option is exercisable; provided, however, that the Exercise Period shall not exceed ten (10) years from the applicable Effective Date. Subject to (b) below, Options shall be exercisable in whole or in part during the Exercise Period in accordance with such vesting provisions, conditions or limitations as are herein contained or as the Board may from time to time impose, or as may be required by the Exchange or under applicable securities law.

(b)	Notwithstanding the foregoing, if the term of an Option held by any Optionee expires during or within ten (10) business days of the expiration of a Blackout Period applicable to such Optionee, then the term of such Option or the unexercised portion thereof, as applicable, shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

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(c)	Options issued to Consultants performing Investor Relations Activities must vest in stages over twelve (12) months with no more than one-quarter (¼) of the Options vesting in any three (3) month period.

(d)	Upon an Optionee ceasing to be an Eligible Person, (A) all unexercised and unvested Options granted to an Optionee shall expire immediately, and (B) all vested Options granted to such Optionee shall expire within ninety (90) days after such Optionee ceases to be an Eligible Person except in the case of: (i) an Optionee who is engaged in Investor Relations Activities, in which case, such Optionee’s Options shall expire within thirty (30) days after such Optionee ceases to be employed to provide Investor Relations Activities; and (ii) an Optionee whose employment or term of office is terminated for lawful cause, then any Options held by such Optionee, whether or not such Options are exercisable at the time of termination, immediately expire and are cancelled on the termination date at a time determined by the Board, at its discretion. Notwithstanding the foregoing provisions, the Board may, in its discretion, at any time prior to or following the events contemplated above, permit the exercise of any or all Options held by the Optionee in the manner and on terms authorized by the Board, provided that, subject to an extension pursuant to Section 9(b), the Board will not, in any case, authorize the exercise of an Option pursuant to this section beyond a period of one year from the date on which such Optionee ceases to be an Eligible Person.

10	Exercise of Options. Subject to the provisions of the Plan and the terms of any stock option certificate (in the form attached as Exhibit A), any Option or a portion thereof may be exercised, from time to time, by delivery of the exercise notice in the form attached as Appendix A to the stock option certificate to the Company’s principal office in Toronto, Ontario. The exercise notice shall state the intention of the Optionee to exercise the said Option or a portion thereof and specify the number of Shares in respect of which the Option is then being exercised, and shall be accompanied by the full purchase price of the Shares which are the subject of the exercise.

11	Adjustments and Accelerated Vesting.

(a)	In the event: (i) of any change or proposed change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; (ii) of any issuance, dividend or distribution to all or substantially all the holders of Shares of any shares, securities, property or assets of the Company other than in the ordinary course; (iii) that any rights are granted to holders of Shares to purchase Shares at prices materially below fair market value; or (iv) that as a result of any recapitalization, merger, consolidation or otherwise the Shares are converted into or exchangeable for any other shares or securities; then in any such case, the Board will proportionately adjust the number of Shares available for Options, the number of Shares covered by outstanding Options, the securities or other property that may be acquired upon the exercise of an Option and the price per Share of such Options, or one or more of the foregoing, to prevent substantial dilution or enlargement of the rights granted to, or available for, Optionees/Eligible Persons.

(b)	If an Offer is made which, if successful, would result in a Change of Control, then all unexercised and unvested outstanding Options shall immediately vest and become exercisable by the Optionees, notwithstanding any other vesting provisions in the Plan or in an stock option certificate, as to all or any of the Shares in respect of which such Options have not previously been exercised, but such Shares may only be purchased for tender pursuant to such Offer. If for any reason such Shares are not taken up and paid for by the offeror pursuant to the Offer, any such Shares so purchased by an Optionee shall be deemed to be cancelled and returned to the treasury of the Company, shall be added back to the number of Shares remaining available under the Plan and, upon presentation to the Company of share certificates representing such Shares properly endorsed for transfer back to the Company, the Company shall refund to the Optionee all consideration paid for such shares and, in such event, the Optionee shall thereafter continue to hold the same number of unexercised and unvested outstanding Options on the same terms and conditions, including the Exercise Price thereof, as were applicable thereto immediately prior to time the subject Offer was made. Any Options not exercised (or otherwise disposed of) prior to or contemporaneously with a Change of Control shall be cancelled and forfeit for no consideration.

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(c)	If the Company files articles of arrangement providing that the Shares are transferred in exchange for securities of another corporation, the units of a royalty trust or income trust, the units of a limited partnership or any other security, or are merged into or amalgamated with any other corporation, or sells all or substantially all of its assets, the Company will make provision that, upon the exercise of any outstanding Options after the effective date of such transaction, the Optionees shall receive such number of securities of the other, continuing or successor corporation, trust or limited partnership, as the case may be, in such arrangement, merger or amalgamation or of the shares or units of the purchasing corporation, trust or limited partnership, as the case may be, in such sale as the Optionees would have received as a result of such transaction if the Optionees had exercised the Options immediately prior thereto, for the same consideration paid on the exercise of such Options, and had held Shares on the effective date of such transaction. Upon such provision being made, the obligations of the Company to the Optionees pursuant to the Options and under this Plan shall terminate and be at an end. If such arrangement, merger or amalgamation results in a Change of Control, the provisions of clause (b) shall apply and the context thereof and all references therein to “Offer” are to be read as being applicable to an “arrangement, merger or amalgamation”.

12	Cashless Exercise. Notwithstanding any other provision of the Plan and only if permitted by the Board and the rules of the Exchange on which the Shares are then listed (for avoidance of doubt, this section 12 shall not apply while the Shares are listed on the TSX-V), an Optionee may elect to exercise Options held by such Optionee in whole or in part, and in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Exercise Price, elect instead to receive upon such exercise the “Net Number” of Shares determined according to the following formula (“Cashless Exercise”):

Net Number =	[A x (B-C)]
B

where

A = the total number of Shares with respect to which the Options held by such Optionee are then being exercised.

B = the price per Share computed on the basis of the closing market price of the Shares on the Exchange on which the securities of the Company are listed for the most recent trading day preceding the date on which an Option is exercised; provided that, if no Shares traded in the five trading days prior to such day, the Market Price shall be the average of the closing bid and ask prices over the last five trading days prior to such day, or if there have not been any bid and ask prices reported, the Market price shall be the fair market value of a Share as determined by the Board.

C = the Exercise Price of the Options

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(a)	The election described in Section 6.1(a) may be made by an Optionee by delivery to the Company of a written notice of cashless exercise in such form as the Board may from time to time approve, specifying the number of Options with respect to which the Optionee has elected a Cashless Exercise.

(b)	In connection with a Cashless Exercise, the number of Shares that would have been issuable pursuant to the Options in respect of which the election to Cashless Exercise was made (item (A) in the formula above) shall be considered to have been issued for the purposes of the reduction in the number of Shares which may be issued under the Plan.

13	Withholding Obligations. The Company’s obligation to issue Shares to a Optionee pursuant to the exercise of an Option shall be subject to the satisfaction of any withholding tax requirements under applicable tax legislation in respect of the exercise of an Option (“Withholding Obligations”). The Company shall have the power and right to require the Optionee to remit to the Company an amount sufficient to satisfy the amount of the Withholding Obligations (the “Withholding Amount”) by any of the following methods or by a combination of such methods as determined by the Company in its sole discretion:

(a)	the tendering by the Optionee of cash payment to the Company in an amount less than or equal to the Withholding Amount; or

(b)	the withholding by the Company from the Shares otherwise due to the Optionee such number of Shares as it determines are required to be sold by the Company, as agent on behalf of the Optionee, to satisfy the Withholding Amount (net of selling costs) (“Funding Shares”). By executing and delivering an exercise notice in respect of the Option, the Option Holder shall be deemed to have consented to such sale and have granted to the Company an irrevocable power of attorney to effect the sale of such Funding Shares and to have acknowledged and agreed that the Company does not accept responsibility for the price obtained on the sale of such Funding Shares; or

(c)	the withholding by the Company from any cash payment otherwise due by the Company to the Optionee, including salaries, directors fees, consulting fees and any other forms of remuneration, such amount of cash as is required to pay and satisfy the Withholding Amount;

provided, however, in all cases, that the sum of any cash so paid or withheld and the fair market value of any Shares so withheld is sufficient to satisfy the Withholding Amount.

14	Non-assignability and Non-transferability of Options. Options granted under this Plan shall be non-assignable and non-transferable by the Optionee thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Optionee’s lifetime, only by the Optionee. All Options granted under this Plan shall be exercisable by an Optionee’s heirs or administrators for a period of one year from such Optionee’s death.

15	Optionee Not a Shareholder. An Optionee shall not have any rights as a shareholder of the Company with respect to any Shares covered by any Option until such time as and to the extent that such Option has been duly exercised.

16	Compliance with Statutes and Regulations. The granting of Options and the issuance of Shares under this Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities and the Exchange on which the Shares are then listed. If the Board determines that, in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Option or the issue of Shares under an Option, that Option may not be exercised in whole or in part unless that action shall have been completed in a manner satisfactory to the Board.

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17	Participation Voluntary.

(a)	The participation of an Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Eligible Person any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Company to ensure the continued employment of such Eligible Person.

(b)	The Plan does not provide any guarantee against any loss of profit, which may result from fluctuations in the market price of the Shares.

(c)	The Company does not assume responsibility for the income or other tax consequences for the Eligible Persons participating in the Plan and Eligible Persons are advised to consult with their own tax advisors.

18	Amendment or Termination.

(a)	The Board reserves the right, in its absolute discretion, to amend, suspend or terminate the Plan, or any portion thereof, at any time without obtaining Shareholder Approval, subject to those provisions of applicable law and regulatory requirements (including the rules, regulations and policies of the Exchange on which the Shares are then listed), if any, that require Shareholder Approval. Such amendments may include, without limitation:

(i)	minor changes of a "house-keeping nature", including, without limitation, any amendment for the purpose of curing any ambiguity, error or omission in the Plan, or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	amending Options under the Plan, including with respect to either advancing the date on which any Option may be exercised or extending the Exercise Period of any Option (provided, however, that the term may not exceed ten (10) years from the relevant Effective Date), vesting period, exercise method, Exercise Price and method of determining the Exercise Price, assignability and the effect of termination of an Optionee's employment or consulting arrangements (or, if applicable, those of its Consultant Company if the Optionee is an individual), or cessation of an Optionee's directorship, as applicable; provided that such amendment does not adversely alter or impair any Option previously granted to an Optionee without the consent of such Optionee;

(iii)	amendments necessary to comply with the provisions of applicable law or the applicable rules of the Exchange, including with respect to the treatment of Options granted under the Plan;

(iv)	amendments respecting the administration of the Plan;

(v)	amendments necessary to suspend or terminate the Plan; provided that such amendment does not adversely alter or impair any Option previously granted to an Optionee without the consent of such Optionee; and

(vi)	any other amendment, fundamental or otherwise, not requiring Shareholder Approval under applicable laws or the applicable rules of the Exchange.

(b)	Notwithstanding the foregoing, the Company will be required to obtain:

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(i)	Shareholder Approval for any amendment related to the following (provided that such Shareholder Approval is then a requirement of the Exchange on which the Shares are then listed):

(A)	the eligibility of any Eligible Person in the Plan;

(B)	extending the term of an Option held by an Insider;

(C)	removing or exceeding the limits on participation in the Plan;

(D)	increasing the maximum number of Shares which may be issued under the Plan; and

(E)	granting additional powers to the Board to amend the Plan without Shareholder Approval; and

(ii)	disinterested Shareholder Approval within the meaning of the rules of the Exchange on which the Shares are then listed for any amendment relating to a reduction in the Exercise Price of an Option held by an Insider (provided that such disinterested Shareholder Approval is then a requirement of the Exchange on which the Shares are then listed).

(c)	Any amendment to any provision of the Plan will be subject to any required regulatory or governmental approvals.

(d)	The Board may terminate the Plan at any time in its absolute discretion. If the Plan is so terminated, no further Options shall be granted, but the Options then outstanding shall continue in full force and effect in accordance with the provisions of the Plan. For the purposes of this Section 18, an amendment does not include an accelerated expiry of an Option by reason of the fact that an Optionee ceases to be an Eligible Person.

19	Governing Law. The Plan will be governed and construed in accordance with the laws of the Province of Ontario.

20	Effective Date. The Plan will be effective on April 22, 2014.

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Exhibit A

[WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [Insert date which is four months from date of grant].[NTD: Add such legend as may be required by applicable securities legislation if an Option is granted at a Discounted Market Price]

JAGUAR MINING INC.

Stock Option Certificate

This Certificate is issued pursuant to the provisions of the Jaguar Mining Inc. (the “Company”) stock option plan dated as of ●, 2014 (as same may be amended, restated, amended and restated or otherwise modified from time to time, the “Plan”) and evidence that ● is the holder (the “Optionee”) of an option (the “Option”) to purchase up to ● common shares (the “Shares”) in the capital of the Company at a purchase price of $● per Share (the “Exercise Price”).

Subject to the provisions of the Plan:

(a)	the Effective Date of the grant of the Option is: ●;

(b)	the Option may be exercised up to 5:00p.m. (EST) on ● [NTD: No more than ten (10) years from (a)] (the Expiration Date);

(c)	the Options shall vest as follows: ● [NTD: Insert vesting schedule or “at any time after the date of this grant.]

The vested portion or portions of the Option may be exercised at any time and from time to time, from and including the Effective Date through to 5:00 p.m. (EST) on the Expiration Date by delivering to the Company an Exercise Notice (in form attached as Appendix A), together with this Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which the Option is being exercised.

Upon the exercise of an Option, the Optionee must also remit to the Company an amount sufficient to satisfy any withholding tax requirements under applicable tax legislation in respect of the exercise of the Option (the “Withholding Obligations”). Unless otherwise permitted by the board of directors (the "Board") or by applicable law, satisfaction of the amount of the Withholding Obligations (the "Withholding Amount") may be accomplished by any of the following methods or by a combination of such methods as determined by the Company in its sole discretion:

(a)	the tendering by the Optionee of cash payment to the Company in an amount less than or equal to the Withholding Amount; or

(b)	the withholding by the Company from the Shares otherwise due to the Optionee such number of Shares as it determines are required to be sold by the Company, as agent on behalf of the Optionee, to satisfy the Withholding Amount (net of selling costs) (the “Funding Shares”). By executing and delivering the Exercise Notice, the Optionee shall be deemed to have consented to such sale and have granted to the Company an irrevocable power of attorney to effect the sale of such Funding Shares and to have acknowledged and agreed that the Company does not accept responsibility for the price obtained on the sale of such Funding Shares; or

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(c)	the withholding by the Company from any cash payment otherwise due by the Company to the Optionee, including salaries, directors fees, consulting fees and any other forms of remuneration, such amount of cash as is required to pay and satisfy the Withholding Amount;

provided, however, in all cases, that the sum of any cash so paid or withheld and the fair market value of any Shares so withheld is sufficient to satisfy the Withholding Amount.

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Optionee hereby expressly agrees with the Company to be bound by. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

All terms not otherwise defined in this Certificate shall have the meanings given to them under the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

IN WITNESS WHEREOF the Company has caused this Option to be executed on its behalf as of the ___ day of ______________, 20__.

JAGUAR MINING INC.
Per:
Name:
Title:

Acknowledged and Agreed to by:

Witness	●

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appendix A

Exercise Notice

TO: Jaguar Mining Inc. (the “Company”)

The undersigned, being the holder of Options to purchase ● common shares of the Company (the “Shares”) at the exercise price of $● per Share (the “Exercise Price”), hereby irrevocably gives notice, pursuant to the Company’s stock option plan dated as of ●, 2014 (as same may be amended, restated, amended and restated or otherwise modified from time to time, the “Plan”), of the exercise of the Option to acquire and hereby subscribes for ● Shares.

The undersigned tenders herewith a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the aforesaid Shares exercised and directs the Company to issue a certificate evidencing the Shares in the name of the undersigned to be mailed to the undersigned at the following address:

Registration Details:

[Name]
[Address]

Delivery Details:

[Mailing address for delivery of certificate]

By executing this Exercise Notice, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All term not otherwise defined in this Exercise Notice shall have the meanings given to them under the Plan.

DATED this ___ day of ________________, 20__.

Witness	●

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